ShengdaTech Submits Chapter 11 Plan of Reorganization

SAN FRANCISCO, May 18, 2012 /PRNewswire-Asia-FirstCall/ -- ShengdaTech, Inc. ("ShengdaTech" or the "Company") (SDTHQ) reported today that it has filed a Chapter 11 Plan of Reorganization (the "Plan") and proposed Disclosure Statement with the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court").

The Bankruptcy Court has set June 25, 2012 as the hearing date on the adequacy of the Disclosure Statement. Assuming the Disclosure Statement is approved on June 25, 2012, the Company is targeting August 30, 2012 for confirmation of the Plan.

If the Plan is confirmed, it would provide for the wind down of the U.S. public Company's affairs and the distribution of available assets to creditors.  The Plan establishes, among other things, a liquidating trust that, in its discretion, will pursue the Company's outstanding litigation in the People's Republic of China, hold and ultimately sell the Company's shares of Faith Bloom Limited, the Company's wholly-owned subsidiary, execute, process and facilitate distributions to holders of claims and equity interests, and resolve disputed claims.  Confirmation of the Plan is subject to a number of conditions, including Bankruptcy Court approval of the Plan and Disclosure Statement, the execution of definitive documentation, the establishment of a liquidating trust and appointment of a liquidating trustee pursuant to a liquidating trust agreement, and the receipt of necessary acceptances from creditor classes and equity interest holders.  The Company believes that the Plan provides the best, most cost-effective and most prompt possible recovery to holders of claims or equity interests.

For court documents, a list of scheduled hearings, and other information related to ShengdaTech's bankruptcy proceedings, please visit http://www.gcginc.com/cases/sdt/.  A Form 8-K has been filed this date.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling nano-precipitated calcium carbonate ("NPCC") products. The Company converts limestone into NPCC using its proprietary and patent-protected technology. NPCC products are increasingly used in tires, paper, paints, building materials, and other chemical products.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Contact:
ShengdaTech, Inc.
Michael Kang
Tel: (415) 490-2308

Email: mkang@alvarezandmarsal.com